Exhibit 10.2

FORM OF TAX RECEIVABLE AGREEMENT

among

THE HABIT RESTAURANTS, INC. and its WHOLLY-OWNED SUBSIDIARY

and

EACH MEMBER OF

THE HABIT RESTAURANTS, LLC LISTED ON ANNEX A

Dated as of [            ], 2014

ARTICLE I. DEFINITIONS	2

1.1. Definitions.	2

1.2. Terms Generally.	9

ARTICLE II. DETERMINATION OF CERTAIN REALIZED TAX BENEFIT	10

2.1. Tax Benefit Schedule.	10

2.2. Procedure, Amendments.	11

2.3. Consistency with Tax Returns.	12

ARTICLE III. TAX BENEFIT PAYMENTS	12

3.1. Payments.	12

3.2. Duplicative Payments.	12

ARTICLE IV. TERMINATION	13

4.1. Early Termination, Change in Control and Breach of Agreement.	13

4.2. Early Termination Notice.	15

4.3. Payment upon Early Termination.	15

ARTICLE V. SUBORDINATION AND LATE PAYMENTS	16

5.1. Subordination.	16

5.2. Late Payments by Corporate Taxpayer.	16

ARTICLE VI. NO DISPUTES; CONSISTENCY; COOPERATION	16

6.1. Participation in Corporate Taxpayer’s and Habit LLC’s Tax Matters.	16

6.2. Consistency.	17

6.3. Cooperation.	17

ARTICLE VII. MISCELLANEOUS	17

7.1. Notices.	17

7.2. Counterparts.	18

7.3. Entire Agreement; Third Party Beneficiaries.	18

7.4. Severability.	18

7.5. Successors; Assignment; Amendments; Waivers.	19

7.7. Governing Law; Jurisdiction; Waiver of Jury Trial.	19

7.8. Reconciliation.	20

7.9. Withholding.	20

7.10. Admission of Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.	20

7.11. Confidentiality.	21

7.12. Change in Law.	22

7.13. Independent Nature of LLC Unit Holders’ Rights and Obligations.	22

i

This TAX RECEIVABLE AGREEMENT (“Agreement”), dated as of [            ], 2014 and effective upon the consummation of the Recapitalization Transactions (as defined in the Recapitalization Agreement (as defined herein)) and prior to the IPO Closing, is hereby entered into by and among The Habit Restaurants, Inc., a Delaware corporation (“Corporate Taxpayer”), the wholly-owned Subsidiary of Corporate Taxpayer, each LLC Unit Holder (as defined below), and each of the successors and assigns thereto.

RECITALS

WHEREAS, in connection with the initial public offering of Class A Common Stock (as defined below) of Corporate Taxpayer (the “IPO”), The Habit Restaurants, LLC, a Delaware limited liability company (“Habit LLC”) will, pursuant to the Recapitalization Agreement, enter into a series of transactions to recapitalize its capital structures (the “Recapitalization”);

WHEREAS, the limited liability company interests in Habit LLC are and will be classified as limited liability company units (“LLC Units”);

WHEREAS, the Corporate Taxpayer is the managing member of Habit LLC, and holds indirectly, and will following the IPO also hold directly, LLC Units;

WHEREAS, each holder of LLC Units (other than, for clarity, Corporate Taxpayer and its wholly-owned Subsidiaries) listed on Annex A (each an “LLC Unit Holder”) may exchange its LLC Units (or, in the case of a “disguised sale” described under Section 707 of the Code (as defined below), be deemed to exchange other interests in the Habit LLC) for (A) Class A common stock (the “Class A Common Stock”) of Corporate Taxpayer (or, at the option of Corporate Taxpayer, for cash), in accordance with and subject to the provisions of the Limited Liability Company Agreement of the Habit Restaurants, LLC, dated as of the date hereof, among Corporate Taxpayer and each LLC Unit Holder (the “Habit LLC Agreement”) and (B) the amounts payable pursuant to and subject to the terms of this Agreement in respect of such exchange or deemed exchange;

WHEREAS, Habit LLC is expected to have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for the current taxable year and future taxable years in which Corporate Taxpayer may directly or indirectly acquire interests in Habit LLC in exchange for Class A Common Stock (or, at the option of Corporate Taxpayer, for cash);

WHEREAS, the income, gain, loss, deduction and other Tax (as defined below) items of Corporate Taxpayer and its wholly-owned Subsidiaries may be affected by (i) the Basis Adjustments (as defined below) and (ii) the Imputed Interest (as defined below);

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustments and the Imputed Interest on the liability for Taxes of Corporate Taxpayer;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

1.1. Definitions. As used in this Agreement, the terms set forth in this ARTICLE I shall have the following meanings.

“Advisory Firm” means any accounting firm or any law firm that, in either case, is nationally recognized as being expert in tax matters.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Amended Schedule” has the meaning set forth in Section 2.2(b) of this Agreement.

“Basis Adjustment” means in respect of an LLC Unit Holder the adjustment to the tax basis of a Reference Asset under Sections 732, 755 and 1012 of the Code (in situations where, following an Exchange and/or a merger or liquidation of Corporate Taxpayer’s wholly-owned Subsidiaries, Habit LLC becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes) or under Sections 743(b) and 755 of the Code (in situations where, following an Exchange, and/or a merger or liquidation of Corporate Taxpayer’s wholly-owned Subsidiaries, Habit LLC is not an entity that is disregarded as separate from its owner for U.S. federal income tax purposes) and the Treasury Regulations promulgated thereunder and, in each case, comparable sections of state and local tax laws, as a result of (i) an Exchange by such LLC Unit Holder and (ii) the payments made to such LLC Unit Holder pursuant to this Agreement. For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange shall be determined without regard to any Pre-Exchange Transfers (and as if any such Pre-Exchange Transfers had not occurred).

“Board” means the Board of Directors of Corporate Taxpayer.

“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are closed.

A “Change in Control” shall be deemed to have occurred if or upon:

(i)	the stockholders of Corporate Taxpayer approve the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of Corporate Taxpayer’s assets (determined on a consolidated basis) to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than to any Subsidiary of Corporate Taxpayer; provided, that, for clarity and notwithstanding anything to the contrary, neither the approval of nor consummation of a transaction treated for U.S. federal income tax purposes as a liquidation into Corporate Taxpayer of its wholly-owned Subsidiaries or merger of such entities into one another or Corporate Taxpayer will constitute a “Change in Control”;

(ii)	the stockholders of Corporate Taxpayer approve a merger or consolidation of Corporate Taxpayer with any other person, other than a merger or consolidation which would result in the Voting Securities of Corporate Taxpayer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50.1% of the total voting power represented by the Voting Securities of Corporate Taxpayer or such surviving entity outstanding immediately after such merger or consolidation;

(iii)	the stockholders of Corporate Taxpayer approve the adoption of a plan the consummation of which would result in the liquidation or dissolution of Corporate Taxpayer; or

(iv)	the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than (a) a trustee or other fiduciary holding securities under an employee benefit plan of Corporate Taxpayer; (b) a corporation or other entity owned, directly or indirectly, by the stockholders of Corporate Taxpayer in substantially the same proportions as their ownership of stock of Corporate Taxpayer ; (c) KarpReilly, LLC and its Affiliates ((a) through (c) collectively are referred to herein as “Exempt Persons”)) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50.1% of the aggregate voting power of the Voting Securities of Corporate Taxpayer.

“Class A Common Stock” has the meaning set forth in the Recitals of this Agreement.

“Code” has the meaning set forth in the Recitals of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract or otherwise.

“Corporate Taxpayer” has the meaning set forth in the Preamble of this Agreement.

“Corporate Taxpayer Return” means the federal and/or state and/or local Tax Return, as applicable, of Corporate Taxpayer or any wholly-owned Subsidiary of Corporate Taxpayer (or any Tax Return filed for a consolidated, affiliated, combined or unitary group of which Corporate Taxpayer or any wholly-owned Subsidiary of Corporate Taxpayer is a member) filed with respect to Taxes of any taxable year.

“Cumulative Net Realized Tax Benefit” means for a taxable year in respect of an LLC Unit Holder the cumulative amount of Realized Tax Benefits in respect of such LLC Unit Holder for all taxable years or portions thereof of (i) Corporate Taxpayer, (ii) its wholly-owned Subsidiaries, and (iii) without duplication, Habit LLC and its Subsidiaries, up to and including such taxable year, net of the cumulative amount of Realized Tax Detriments in respect of such

LLC Unit Holder for the same period. The Realized Tax Benefit and Realized Tax Detriment in respect of such LLC Unit Holder for each taxable year or portion thereof shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination. If a Cumulative Net Realized Tax Benefit in respect of such LLC Unit Holder is being calculated with respect to a portion of a taxable year, then calculations of the Cumulative Net Realized Tax Benefit in respect of such LLC Unit Holder (including determinations relating to Basis Adjustments and Imputed Interest to the extent applicable) shall be made as if there were an interim closing of the books of the relevant entity and its Subsidiaries and the taxable year had closed on the relevant date.

“Default Rate” means LIBOR plus 200 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state and local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” has the meaning set forth in Section 4.2 of this Agreement.

“Early Termination Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Early Termination Schedule” has the meaning set forth in Section 4.2 of this Agreement.

“Early Termination Payment” has the meaning set forth in Section 4.3(b) of this Agreement.

“Early Termination Rate” means 8% per annum.

“Exchange” means an acquisition or purchase, as determined for U.S. federal income tax purposes, of LLC Units (or, in the case of a “disguised sale” described under Section 707 of the Code, of other interests in the Habit LLC) by Corporate Taxpayer or any of its wholly-owned Subsidiaries from a person (other than Corporate Taxpayer or any of its wholly-owned Subsidiaries) who is party to this Agreement (including a permitted assignee under Section 7.5 who is a party by reason of a joinder), including by way of an exchange of Corporate Taxpayer shares for Habit LLC Units (or, at the election of Corporate Taxpayer, for cash), in each case occurring on or after the date of this Agreement. For the avoidance of doubt, an Exchange includes (i) any disguised sale of an interest in Habit LLC under Section 707 of the Code that occurs by reason of the distribution of proceeds from Habit LLC on or near the date hereof and the contribution of cash by Corporate Taxpayer and its wholly-owned Subsidiaries on or near the date hereof; and (ii) any disguised sale occurring in connection with the exchange right described in the LLC Agreement. Any reference in this Agreement to Units “Exchanged” is intended to denote Units that are the subject of an Exchange.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Date” means the date of any Exchange.

“Expert” has the meaning set forth in Section 7.8 of this Agreement.

“Hypothetical Tax Liability” means in respect of an LLC Unit Holder, with respect to any taxable year or portion thereof, the liability for Taxes for such taxable year or portion thereof of (i) Corporate Taxpayer, (ii) its wholly-owned Subsidiaries and (iii) without duplication, Habit LLC, but only with respect to Corporate Taxpayer and its wholly-owned Subsidiaries’ pro rata shares of the Tax liability of Habit LLC and its Subsidiaries for such taxable year or portion thereof, in each case using the same methods, elections, conventions and similar practices used on the relevant Corporate Taxpayer Return but (i) using the Non-Stepped Up Tax Basis in respect of such LLC Unit Holder and (ii) excluding any deduction attributable to Imputed Interest in respect of such LLC Unit Holder for the taxable year. For the avoidance of doubt, the Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to the Basis Adjustment or Imputed Interest with respect to such LLC Unit Holder, as applicable. If a Hypothetical Tax Liability is being calculated with respect to a portion of a taxable year, then calculations of the Hypothetical Tax Liability (including determinations relating to Basis Adjustments and Imputed Interest to the extent applicable) shall be made as if there were an interim closing of the books of the relevant entity and its Subsidiaries and the taxable year had closed on the relevant date.

“Imputed Interest” means in respect of an LLC Unit Holder any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local tax law with respect to Corporate Taxpayer’s payment obligations in respect of such LLC Unit Holder under this Agreement.

“Initial Debt Documents” has the meaning set forth in Section 4.1(b) of this Agreement.

“Interest Amount” has the meaning set forth in Section 3.1(b) of this Agreement.

“IPO” has the meaning set forth in the Recitals of this Agreement.

“IPO Closing” means the closing of the sale of the shares of Class A Common Stock in the IPO (without giving effect to any exercise of the underwriters’ over-allotment option).

“IRS” means the Internal Revenue Service.

“KarpReilly Representative” means KarpReilly, LLC or its designated successor.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Reuters Screen page “LIBOR01” (or if such screen shall cease to be publicly available, as reported by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such period.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Habit LLC, dated on or about the date hereof, as such agreement may be amended, restated, supplemented and/or otherwise modified from time to time.

“LLC Unit Holder” has the meaning set forth in the Recitals of this Agreement.

“LLC Units” has the meaning set forth in the Recitals of this Agreement.

“Market Value” shall mean the closing price per share of the Class A Common Stock on the applicable determination date on the national securities exchange or interdealer quotation system on which such Class A Common Stock is then traded or listed, as reported by the Wall Street Journal (or other mutually acceptable electronic or print publication); provided, that if the closing price is not reported by the Wall Street Journal (or such other mutually acceptable electronic or print publication) for the applicable determination date, then the “Market Value” shall mean the closing price of the Class A Common Stock on the Business Day immediately preceding such determination date on the national securities exchange or interdealer quotation system on which such Class A Common Stock is then traded or listed, as reported by the Wall Street Journal (or such other mutually acceptable electronic or print publication) provided further, that if the Class A Common Stock is not then listed on a national securities exchange or interdealer quotation system, “Market Value” shall mean the fair market value of the Class A Common Stock on the applicable determination date, as determined by the Board in good faith.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b) of this Agreement.

“Non-Stepped Up Tax Basis” means in respect of an LLC Unit Holder, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made in respect of such LLC Unit Holder.

“Objection Notice” has the meaning set forth in Section 2.2(a) of this Agreement.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means, with respect to an LLC Unit (or, in the case of a “disguised sale” described under Section 707 of the Code, other interests in the Habit LLC), any transfer (including upon the death of an LLC Unit Holder) (i) that occurs prior to an Exchange of such LLC Unit or LLC Units (or such other interests in Habit LLC) and (ii) to which Section 743(b) of the Code applies.

“Realized Tax Benefit” means, in respect of an LLC Unit Holder for a taxable year (or portion thereof), the excess, if any, of the Hypothetical Tax Liability in respect of such LLC Unit Holder for such taxable year (or portion thereof) over the actual liability for Taxes for such taxable year (or portion thereof) of (i) Corporate Taxpayer, (ii) its wholly-owned Subsidiaries, and (iii) without duplication, Habit LLC and its Subsidiaries, but only with respect to Corporate Taxpayer and its wholly-owned Subsidiaries’ pro rata shares of the Tax liability of Habit LLC and its Subsidiaries for such taxable year (or portion thereof). If all or a portion of the actual liability for such Taxes for the taxable year arises as a result of an audit by a Taxing Authority of any taxable year, such liability shall not be included in determining the Realized Tax Benefit in respect of such LLC Unit Holder unless and until there has been a Determination. If an “actual liability” for Taxes is being calculated with respect to a portion of a taxable year, then calculations of such actual liability (including determinations relating to Basis Adjustments and Imputed Interest to the extent applicable) shall be made as if there were an interim closing of the books of the relevant entity and its Subsidiaries and the taxable year had closed on the relevant date.

“Realized Tax Detriment” means, in respect of an LLC Unit Holder for a taxable year (or portion thereof), the excess, if any, of the actual liability for Taxes for such taxable year (or portion thereof) of (i) Corporate Taxpayer, (ii) its wholly-owned Subsidiaries, and (iii) without duplication, Habit LLC and its Subsidiaries, but only with respect to Corporate Taxpayer and its wholly-owned Subsidiaries’ pro rata shares of the Tax liability of Habit LLC and its Subsidiaries for such taxable year (or portion thereof) over the Hypothetical Tax Liability in respect of such LLC Unit Holder for such taxable year (or portion thereof). If all or a portion of the actual liability for such Taxes for the taxable year arises as a result of an audit by a Taxing Authority of any taxable year, such liability shall not be included in determining the Realized Tax Detriment in respect of such LLC Unit Holder unless and until there has been a Determination. If an “actual liability” for Taxes is being calculated with respect to a portion of a taxable year, then calculations of such actual liability (including determinations relating Basis Adjustments and Imputed Interest to the extent applicable) shall be made as if there were an interim closing of the books of the relevant entity and its Subsidiaries and the taxable year had closed on the relevant date.

“Reconciliation Dispute” has the meaning set forth in Section 7.8 of this Agreement.

“Reconciliation Procedures” has the meaning set forth in Section 2.2(a) of this Agreement.

“Recapitalization” has the meaning set forth in the Recitals of this Agreement.

“Recapitalization Agreement” means that certain Recapitalization Agreement dated as of [                    ] by the parties hereto and certain other parties.

“Reference Asset” means (a) with respect to any Exchange, an asset that is held by Habit LLC or by any of its direct or indirect subsidiaries treated as a partnership or disregarded entity for purposes of the applicable Tax, at the time of such Exchange and (b) any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) a Tax Benefit Schedule, or (ii) the Early Termination Schedule, and, in each case, any amendments thereto.

“Senior Obligations” has the meaning set forth in Section 5.1 of this Agreement.

“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” has the meaning set forth in Section 2.1(a) of this Agreement.

“Tax Return” means any return, declaration, election, report or similar statement filed or required to be filed with a Taxing Authority with respect to Taxes (including any attached schedules), including any information return, claim for refund, declaration of estimated Tax, and amendments of any of the foregoing.

“Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (1) in each taxable year ending on or after such Early Termination Date, Corporate Taxpayer and its wholly-owned Subsidiaries will have taxable income sufficient to fully use the deductions arising from the Basis Adjustments and the Imputed Interest during such taxable year (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from post-Early Termination Date Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, (2) the U.S. federal income tax rates and state and local income tax rates that will be in effect for each such taxable year will be those specified for each such taxable year by the Code and other law as in effect on the Early Termination Date (but taking into account for the applicable taxable years adjustments to the tax rates that have been enacted as of the Early Termination Date with a delayed effective date), (3) any loss carryovers generated by any Basis Adjustment or Imputed Interest and available as of the Early Termination Date will be used by Corporate Taxpayer on a pro rata basis from the Early Termination Date through the scheduled expiration date of such loss carryovers, (4) any non-amortizable assets (other than stock of the Corporate Taxpayer’s wholly-owned Subsidiaries with which the Corporate Taxpayer files a consolidated return) will be disposed of in a taxable sale on the fifteenth anniversary of the applicable Basis Adjustment for an amount sufficient to fully use the Basis Adjustments with respect to such assets and any short-term investments will be disposed of 12 months following the Early Termination Date; provided that, in the event of a Change in Control which includes a taxable sale of any relevant asset, such non-amortizable assets shall be deemed disposed of at the time of the Change in Control (if earlier than such fifteenth anniversary), (5) if, on the Early Termination Date, an LLC Unit Holder has LLC Units that have not been Exchanged, then each such LLC Unit shall be deemed to be Exchanged for the Market Value of the Class A Common Stock on the Early Termination Date, and such LLC Unit Holder shall be deemed to receive the amount of cash such LLC Unit

Holder would have been entitled to pursuant to this Agreement had such LLC Units actually been Exchanged on the Early Termination Date, determined using the Valuation Assumptions and (6) any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed excluding any extensions.

“Voting Securities” shall mean any securities of Corporate Taxpayer which are entitled to vote generally in matters submitted for a vote of Corporate Taxpayer’s stockholders or generally in the election of the Board.

1.2. Terms Generally. In this Agreement, unless otherwise specified or where the context otherwise requires:

(a) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b) words importing any gender shall include other genders;

(c) words importing the singular only shall include the plural and vice versa;

(d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(e) the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f) references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement;

(g) references to any Person include the successors and permitted assigns of such Person;

(h) the use of the words “or,” “either” and “any” shall not be exclusive;

(i) wherever a conflict exists between this Agreement and any other agreement among parties hereto, this Agreement shall control but solely to the extent of such conflict;

(j) references to “$” or “dollars” means the lawful currency of the United States of America;

(k) references to any agreement, contract or schedule, unless otherwise stated, are to such agreement, contract or schedule as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; and

(l) the parties hereto have participated collectively in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, it is the intention of the parties that this Agreement shall be construed as if drafted collectively by the parties hereto, and that no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

ARTICLE II.

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

2.1. Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within ninety (90) calendar days after the due date (taking into account valid extensions) of the U.S. federal income Tax Return of Corporate Taxpayer (or its wholly-owned Subsidiaries, as applicable) for any taxable year in which there is a Realized Tax Benefit or Realized Tax Detriment, Corporate Taxpayer shall provide to the KarpReilly Representative and each LLC Unit Holder who has previously effected an Exchange a schedule showing in reasonable detail the calculation of the Realized Tax Benefit or Realized Tax Detriment in respect of such LLC Unit Holder for such taxable year and any Tax Benefit Payment in respect of such LLC Unit Holder (a “Tax Benefit Schedule”). The Tax Benefit Schedules provided by Corporate Taxpayer will become final as provided in Section 2.2(a) and may be amended as provided in Section 2.2(b).

(b) Applicable Principles. Subject to Section 3.3(a), the Realized Tax Benefit or Realized Tax Detriment in respect of each LLC Unit Holder for each taxable year is intended to measure the decrease or increase in the actual liability for Taxes of Corporate Taxpayer and its wholly-owned Subsidiaries (and Habit LLC and its Subsidiaries, as applicable and without duplication) for such taxable year (or portion thereof) attributable to the Basis Adjustments and the Imputed Interest, determined using a “with and without” methodology. For the avoidance of doubt, the actual liability for Taxes of Corporate Taxpayer and its wholly-owned Subsidiaries (and Habit LLC and its Subsidiaries, as applicable and without duplication) will take into account any deduction of Imputed Interest. Carryovers or carrybacks of any Tax item attributable to the Basis Adjustments and Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. The parties agree that (i) all Tax Benefit Payments to an LLC Unit Holder attributable to the Basis Adjustments in respect of a taxable Exchange (other than amounts accounted for as interest under the Code) will be treated as subsequent upward purchase price adjustments that have the effect of creating additional Basis Adjustments in respect of such LLC Unit Holder to Reference Assets for the Corporate Taxpayer or its wholly-owned Subsidiaries, as applicable, in the year of payment, and (ii) as a result, such additional Basis Adjustments in respect of such LLC Unit Holder will be incorporated into the current year calculation and into future year calculations, as appropriate.

2.2. Procedure, Amendments.

(a) Procedure. Every time Corporate Taxpayer delivers to the KarpReilly Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.2(b), including any Early Termination Schedule or amended Early Termination Schedule, Corporate Taxpayer shall also allow the KarpReilly Representative reasonable access, at the Corporate Taxpayer’s sole cost, to the appropriate representatives, as determined by Corporate Taxpayer, at Corporate Taxpayer and the Advisory Firm that prepared the relevant Corporate Taxpayer Returns in connection with a review of such Schedule. Without limiting the application of the preceding sentence, the Corporate Taxpayer shall, upon request, deliver to the KarpReilly Representative the relevant Corporate Taxpayer Returns as well as any other work papers but shall be entitled to redact any information that it reasonably believes is unnecessary for purposes of the calculations contemplated by this Agreement. An applicable Schedule or amendment thereto shall, subject to the final sentence of this Section 2.2(a), become final and binding on each LLC Unit Holder (other than with respect to KarpReilly, LLC and its Affiliates) immediately; except that the Schedule or amendment shall become final and binding with respect to KarpReilly, LLC and its Affiliates thirty (30) calendar days from the first date on which the Corporate Taxpayer sent the KarpReilly Representative the applicable Schedule or amendment thereto unless (a) the KarpReilly Representative within thirty (30) calendar days after the date Corporate Taxpayer sent such Schedule or amendment thereto provides Corporate Taxpayer with written notice of a material objection to such Schedule made in good faith and setting forth in reasonable detail the KarpReilly Representative’s material objection along with a letter from an Advisory Firm supporting such objection, if such objection relates to the application of Tax law (an “Objection Notice”) or (b) the KarpReilly Representative provides a written waiver of the right of the KarpReilly Representative to provide any Objection Notice with respect to such Schedule or amendment thereto within the period described in clause (i), in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by Corporate Taxpayer. If the parties are unable to resolve the issues raised in such Objection Notice within thirty (30) calendar days after receipt by Corporate Taxpayer of the Objection Notice, the parties shall employ the reconciliation procedures described in Section 7.8 of this Agreement (the “Reconciliation Procedures”). If a Schedule relating to the calculation of payments payable to KarpReilly, LLC or any of its Affiliates hereunder is amended to reflect a revised calculation methodology that, if utilized in the calculation of amounts payable to one or more other LLC Unit Holders, would change the amounts payable to such other Persons hereunder, the Corporate Taxpayer shall utilize such revised methodology with respect to all LLC Unit Holders and make additional payments (or reduce future payments), as applicable.

(b) Amended Schedule. The applicable Schedule for any taxable year may be amended from time to time by Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified after the date the Schedule was provided to the LLC Unit Holder, (iii) to comply with an Expert’s determination under the Reconciliation Procedures applicable to this Agreement, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment in respect of an LLC Unit Holder for such taxable year attributable to a carryback or carryforward of a loss or other tax item to such taxable year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment in respect of an LLC Unit Holder for such taxable year attributable to an amended Tax Return filed for such taxable year, or (vi) to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”).

2.3. Consistency with Tax Returns. Notwithstanding anything to the contrary herein, all calculations and determinations hereunder, including Basis Adjustments, the Schedules, and the determination of the Realized Tax Benefit or Realized Tax Detriment, shall be made in accordance with any elections, methodologies or positions taken on the relevant Corporate Taxpayer Returns.

ARTICLE III.

TAX BENEFIT PAYMENTS

3.1. Payments.

(a) Payments. Subject to Section 3.3, within five (5) Business Days after the Tax Benefit Schedule with respect to the taxable year delivered to each LLC Unit Holder entitled to receive a Tax Benefit Schedule pursuant to this Agreement becomes final in accordance with Article II of this Agreement, Corporate Taxpayer shall pay or cause to be paid to each applicable LLC Unit Holder for such taxable year such LLC Unit Holder’s Tax Benefit Payment (if any) determined pursuant to Section 3.1(b). Each such payment shall be made, at the sole discretion of Corporate Taxpayer, by wire or Automated Clearing House transfer of immediately available funds to the bank account previously designated by the applicable LLC Unit Holder to Corporate Taxpayer or as otherwise agreed by Corporate Taxpayer and the applicable LLC Unit Holder.

(b) A “Tax Benefit Payment” in respect of an LLC Unit Holder for a taxable year means an aggregate amount, not less than zero, which Corporate Taxpayer is required to pay or cause to be paid pursuant to Section 3.1 of this Agreement, equal to the sum of the Net Tax Benefit and the Interest Amount in respect of such LLC Unit Holder. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration for the acquisition of Units in Exchanges, unless otherwise required by law, as reasonably determined by Corporate Taxpayer. The “Net Tax Benefit” in respect of such LLC Unit Holder for a taxable year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit in respect of such LLC Unit Holder as of the end of such taxable year (or portion thereof) over the total amount of payments previously made under this Section 3.1 in respect of such LLC Unit Holder (excluding payments of Interest Amounts); provided, for the avoidance of doubt, that an LLC Unit Holder shall not be required to return any portion of any previously made Tax Benefit Payment except in the case of manifest error. The “Interest Amount” in respect of such LLC Unit Holder for a taxable year (or portion thereof) shall equal the interest on the Net Tax Benefit in respect of such LLC Unit Holder with respect to such taxable year (or portion thereof) calculated at the Agreed Rate compounded annually from the due date (without extensions) for filing the U.S. federal income Tax Return of Corporate Taxpayer for such taxable year until the Payment Date. The Net Tax Benefit and the Interest Amount shall be determined separately with respect to each separate Exchange on an individual basis by reference to the resulting Basis Adjustment to the Corporate Taxpayer.

3.2. Duplicative Payments. It is intended that the provisions of this Agreement will not result in a duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement, subject to ARTICLE IV and Section 7.12, will result in 85% of the Cumulative Net Realized Tax Benefit (but calculated taking into account all Exchanges by all LLC Unit Holders as of any time) as of any determination date being paid to the LLC Unit Holders pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

3.3. Pro Rata Payments; Coordination of Benefits.

(a) Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate tax benefit of the Corporate Taxpayer’s, and/or its wholly-owned Subsidiaries’, as applicable, deduction with respect to the Basis Adjustments and Imputed Interest under this Agreement is limited in a particular taxable year because the Corporate Taxpayer and/or its wholly-owned Subsidiaries, as applicable, does or do not have sufficient taxable income or other limitations to the utilization of the tax benefits of the Basis Adjustments or Imputed Interest apply, the Net Tax Benefit shall be allocated among all parties eligible for payments hereunder in proportion to the respective amounts of Net Tax Benefit that would have been allocated to each such party if the Corporate Taxpayer and, as applicable, its wholly-owned Subsidiaries, had sufficient taxable income so that there were no such limitation (or such other limitations did not apply).

(b) After taking into account Section 3.3(a), if for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make or cause to be made all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the parties agree that no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full. If for any reason the Tax Benefit Payments are to be partially but not fully satisfied with respect to a taxable year, such Tax Benefit Payments shall be made in the same proportion as the Tax Benefit Payments that would have been paid to each LLC Unit Holders if the Corporate Taxpayer were to satisfy its obligation in full.

ARTICLE IV.

TERMINATION

4.1. Early Termination, Change in Control and Breach of Agreement.

(a) Corporate Taxpayer may, with the consent of a majority of the disinterested members of the Board, terminate this Agreement with respect to all amounts payable to all of the LLC Unit Holders (including, for the avoidance of doubt, any transferee pursuant to Section 7.5(a)) at any time by paying or causing to be paid to such Persons an Early Termination Payment; provided, however, that this Agreement shall only terminate with respect to any such Person upon the payment of such Early Termination Payment to such Person, and provided, further, that Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of an Early Termination Payment to an LLC Unit Holder, neither the LLC Unit Holder nor Corporate Taxpayer shall have any further payment obligations under this Agreement, other than for any Tax Benefit Payment (1) agreed to by Corporate Taxpayer and the LLC Unit Holder as due and payable but unpaid as of the Early Termination Date, (2) that is the subject of an Objection Notice, which will be payable in accordance with resolution of the issues identified in such Objection Notice pursuant to this Agreement, and (3) due for the taxable year ending with or including the Early Termination Date (except to the extent that the amounts described in clauses (1), (2) and (3) are included in the calculation of the Early Termination Payment). If an Exchange occurs with respect to LLC Units (or other interests in the company pursuant to a “disguised sale” transaction for U.S. federal income tax purposes) with respect to which Corporate Taxpayer has previously paid or cause to be paid to the applicable LLC Unit Holder an Early Termination Payment, Corporate Taxpayer shall have no obligations under this Agreement with respect to such Exchange.

(b) In the event that there occurs a Change in Control (and, in the case of a Change in Control described in clause (i), (ii) or (iii) of such term, contingent upon consummation of the transaction described in such clause) or Corporate Taxpayer materially breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change in Control or breach, as applicable, to each LLC Unit Holder and shall include (1) each Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such Change in Control or breach (and Corporate Taxpayer shall provide each LLC Unit Holder with an Early Termination Schedule, which shall become final in accordance with the procedures set forth in Section 4.2), (2) any Tax Benefit Payment agreed to by Corporate Taxpayer and any LLC Unit Holder as due and payable but unpaid as of the date of such Change in Control or breach, as applicable, (3) any Tax Benefit Payment that is the subject of an Objection Notice, which will be payable in accordance with resolution of the issues identified in such Objection Notice pursuant to this Agreement, and (4) any Tax Benefit Payment due for the taxable year ending with or including the date of such Change in Control or breach, as applicable (except to the extent that the amounts described in clauses (2), (3) and (4) are included in the calculation of the amount described in clause (1)). Notwithstanding the foregoing, in the event that Corporate Taxpayer materially breaches this Agreement, each LLC Unit Holder shall be entitled to elect to receive the amounts set forth in clauses (1), (2), (3) and (4) above or to seek specific performance of the terms hereof. The parties agree that it will not be considered to be a material breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within six months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if Corporate Taxpayer fails to make or cause to be made any Tax Benefit Payment (or portion thereof) when due to the extent that the Board determines in good faith that Corporate Taxpayer has insufficient funds (taking into account funds of its wholly-owned Subsidiaries that are permitted to be distributed to Corporate Taxpayer pursuant to the terms of any applicable credit agreements or other documents evidencing indebtedness (each as reasonably interpreted by the Board), but not taking into account funds of its wholly-owned Subsidiaries that are not permitted to be distributed pursuant to the terms of such agreements or documents and not taking into account funds reasonably reserved for reasonably expected liabilities or expenses) to make such payment; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Board determines in good faith that (x) Corporate Taxpayer does not have sufficient cash to make such payment as a result of limitations imposed by credit agreements or any other documents evidencing indebtedness to which Habit LLC is a party, guarantor or otherwise an obligor as of the date of this Agreement (or within the one-year anniversary of the date of this Agreement) (the “Initial Debt Documents”) or any other document evidencing indebtedness to which Habit LLC becomes a party, guarantor or otherwise an obligor thereafter to the extent the terms of such other documents are not materially more restrictive in respect of Corporate Taxpayer’s ability to receive from its direct or indirect Subsidiaries funds sufficient to make such payments compared to the terms of the Initial Debt Documents (as determined by the Board in good faith), or (y) such payments could (I) be set aside as fraudulent transfers or conveyances or similar actions under fraudulent transfer laws or (II) could cause Corporate Taxpayer and/or its wholly-owned Subsidiaries to be undercapitalized, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate).

4.2. Early Termination Notice. If Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, Corporate Taxpayer shall deliver to the KarpReilly Representative and each LLC Unit Holder notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment for such LLC Unit Holder. The Early Termination Schedule provided to an LLC Unit Holder shall become final and binding on each LLC Unit Holder (other than with respect to KarpReilly, LLC and its Affilitates) immediately; except that the Early Termination Schedule will become final and binding with respect to KarpReilly, LLC and its Affiliates thirty (30) calendar days from the first date on which the Corporate Taxpayer sent the Karp Reilly Representative such Early Termination Schedule unless (a) the KarpReilly Representative within thirty (30) calendar days after the date the Corporate Taxpayer sent such Schedule or amendment thereto provides Corporate Taxpayer with an Objection Notice with respect to such Early Termination Schedule or (b) the applicable LLC Unit Holder provides a written waiver of the right of the KarpReilly Representative to provide any Objection Notice with respect to such Schedule or amendment thereto within the period described in clause (a), in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by Corporate Taxpayer. If Corporate Taxpayer and the KarpReilly Representative, for any reason, are unable to resolve the issues raised in such Objection Notice within thirty (30) calendar days after receipt by Corporate Taxpayer of the Objection Notice, Corporate Taxpayer and the KarpReilly Representative shall employ the Reconciliation Procedures. The date on which every Early Termination Schedule under this Agreement becomes final in accordance with this Section 4.2 shall be the “Early Termination Effective Date”. If the Early Termination Schedule relating to the calculation of payments payable to KarpReilly, LLC or any of its Affiliates hereunder is amended to reflect a revised calculation methodology that, if utilized in the calculation of amounts payable to one or more other LLC Unit Holders, would change the amounts payable to such other Persons hereunder, the Corporate Taxpayer shall utilize such revised methodology with respect to all LLC Unit Holders and make additional payments (or reduce payments, if any), as applicable.

4.3. Payment upon Early Termination.

(a) Within five (5) Business Days after the Early Termination Effective Date, Corporate Taxpayer shall pay or cause to be paid to each LLC Unit Holder an amount equal to its Early Termination Payment. Such payment shall be made, at the sole discretion of Corporate Taxpayer, by wire or Automated Clearing House transfer of immediately available funds to a bank account or accounts designated by the LLC Unit Holder or as otherwise agreed by

Corporate Taxpayer and the LLC Unit Holder. Notwithstanding the foregoing, in the event of an acceleration of Corporate Taxpayer’s payment obligations hereunder pursuant to a Change in Control described in clauses (i), (ii) or (iii) of the definition of such term, Corporate Taxpayer’s payment obligations pursuant to such Change in Control shall not be due and payable prior to, and shall be contingent upon, the consummation of the transactions described in such clauses.

(b) An “Early Termination Payment” in respect of an LLC Unit Holder shall equal the net present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefit Payments that would be required to be paid by Corporate Taxpayer to the applicable LLC Unit Holder under Section 3.1(a) of this Agreement beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

ARTICLE V.

SUBORDINATION AND LATE PAYMENTS

5.1. Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment (or portion thereof) or Early Termination Payment required to be made to an LLC Unit Holder under this Agreement shall rank subordinate and junior in right of payment to any principal, interest (including interest which accrues after the commencement of any case or proceeding in bankruptcy, or the reorganization of the Corporate Taxpayer or any Subsidiary thereof), fees, premiums, charges, expenses, attorneys’ fees or other obligations in respect of indebtedness for borrowed money of Corporate Taxpayer (and its wholly-owned Subsidiaries, if applicable) (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of Corporate Taxpayer (and its wholly-owned Subsidiaries, as applicable) that are not Senior Obligations.

5.2. Late Payments by Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to an LLC Unit Holder when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate (or the Agreed Rate, to the extent expressly contemplated by this Agreement) and commencing from the date on which such Tax Benefit Payment (or portion thereof) or Early Termination Payment was due and payable.

ARTICLE VI.

NO DISPUTES; CONSISTENCY; COOPERATION

6.1. Participation in Corporate Taxpayer’s and Habit LLC’s Tax Matters. Except as otherwise provided herein or in the Recapitalization Agreement or LLC Agreement, Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning Corporate Taxpayer (and its wholly-owned Subsidiaries), Habit LLC and their respective Subsidiaries, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the KarpReilly Representative of, and keep the KarpReilly Representative reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and Habit LLC by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of KarpReilly, LLC and its Affiliates under this Agreement, and shall provide to the KarpReilly Representative reasonable opportunity to provide information and other input to the Corporate Taxpayer, Habit LLC and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporate Taxpayer and Habit LLC shall not take any action that is inconsistent with any provision of the LLC Agreement.

6.2. Consistency. Corporate Taxpayer and each LLC Unit Holder agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes, all Tax-related items (including the Basis Adjustments and each Tax Benefit Payment and any Imputed Interest) in a manner consistent with that specified by Corporate Taxpayer in any Schedule provided by or on behalf of Corporate Taxpayer under this Agreement unless otherwise required by law based on written advice of an Advisory Firm. Each LLC Unit Holder that does intend to report inconsistently with Corporate Taxpayer in any Schedule provided by or on behalf of Corporate Taxpayer under this Agreement shall provide thirty (30) days advance written notice to the Corporate Taxpayer.

6.3. Cooperation. Each LLC Unit Holder shall (a) furnish to Corporate Taxpayer in a timely manner such information, documents and other materials as Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return, complying with any Tax law, or contesting or defending any audit, examination or controversy with any Taxing Authority or other governmental authority, (b) make itself available to Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and Corporate Taxpayer shall reimburse the LLC Unit Holder for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3.

ARTICLE VII.

MISCELLANEOUS

7.1. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by certified or registered mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this Section 7.1). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Corporate Taxpayer or Habit LLC, to:

The Habit Restaurants, LLC

17320 Red Hill Avenue

Suite 140

Irvine, California 92614

Attention: Russell Bendel

Facsimile: (949) 852-4650

E-mail: RBendel@habitburger.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention: Carl Marcellino, Esq.

Facsimile: (646) 728-1523

E-mail: carl.marcellino@ropesgray.com

with a copy (which shall not constitute notice) to:

Karp Reilly, LLC

104 Field Point Road

Greenwich, CT 06830

Attention: Christopher Reilly

Facsimile: (203) 504-9912

E-mail: creilly@karpreilly.com

If to any LLC Unit Holder, to the address and other contact information set forth in the records of Corporate Taxpayer from time to time.

Any party may change its address, fax number or e-mail by giving the other party written notice of its new address or fax number in the manner set forth above.

7.2. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. A facsimile signature page (or signature page in similar electronic form) hereto shall be treated by the parties for all purposes as equivalent to a manually signed signature page.

7.3. Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.4. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

7.5. Successors; Assignment; Amendments; Waivers.

(a) An LLC Unit Holder shall be permitted to transfer any of its rights only upon execution and delivery by the transferee of a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement, in which the transferee agrees to become an “LLC Unit Holder” for all purposes of this Agreement, except as otherwise provided in such joinder. If an LLC Unit Holder transfers LLC Units to a Person other than Corporate Taxpayer or any of its wholly-owned Subsidiaries but does not assign to the transferee of such LLC Units such LLC Unit Holder’s rights under this Agreement with respect to such transferred LLC Units, such rights under this Agreement with respect to such LLC Units shall terminate. If KarpReilly, LLC and or one of its Affiliates assigns its rights under this Agreement, such transferee shall also have the rights provided to the KarpReilly Representative.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by Corporate Taxpayer and a majority of LLC Unit Holders party to the Agreement (measured by present value of payments due under this Agreement, using the present value calculation and assumptions described under Section 4.3(b) above assuming for such purpose the Effective Termination Date is the date the amendment is proposed to the LLC Unit Holders) and the KarpReilly Representative to the extent such amendment would affect the rights of the KarpReilly Representative. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Corporate Taxpayer would be required to perform if no such succession had taken place (except to the extent expressly provided by this Agreement and provided that, for the avoidance of doubt, if a Change in Control has occurred and an Early Termination Payment is required to be made then the Corporate Taxpayer’s payment obligations shall be determined taking into account the provisions of ARTICLE IV).

7.6. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.7. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by the laws of the state of Delaware. To the fullest extent permitted by law, no suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than in the Delaware Chancery Court, and the parties hereto hereby submit to the exclusive jurisdiction of such courts for the purpose of such suit, proceeding or judgment. To the fullest extent permitted by law, each party hereto irrevocably waives any right it may have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim herein.

7.8. Reconciliation. In the event that Corporate Taxpayer and the KarpReilly Representative are unable to resolve a disagreement with respect to the matters governed by ARTICLE II or ARTICLE IV within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to such parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and (unless Corporate Taxpayer and the KarpReilly Representative agree otherwise), the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with Corporate Taxpayer or KarpReilly, LLC or its Affiliates or other actual or potential conflict of interest. If the applicable parties are unable to agree on an Expert within fifteen (15) calendar days of the end of the thirty (30) calendar-day period set forth in Section 2.1 or Section 4.2, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or, in each case, as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. If the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement), the undisputed amount shall be paid on the date prescribed by this Agreement, subject to adjustment upon resolution. For the avoidance of doubt, this Section 7.8 shall not restrict the ability of Corporate Taxpayer or its Affiliates to determine when or whether to file or amend any Tax Return. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne equally by Corporate Taxpayer and KarpReilly, LLC and/or its Affiliates, as applicable participating in the Reconciliation Dispute. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.8 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.8 shall be binding on Corporate Taxpayer and the KarpReilly, LLC and/or its Affiliates, as applicable participating in the Reconciliation Dispute and may be entered and enforced in any court having jurisdiction.

7.9. Withholding. Corporate Taxpayer shall be entitled to deduct and withhold or cause to be deducted and withheld from any payment payable pursuant to this Agreement to a present or former LLC Unit Holder such amounts as Corporate Taxpayer determines in good faith it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such LLC Unit Holder.

7.10. Admission of Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If Corporate Taxpayer and its wholly-owned Subsidiaries are or become members of a combined, consolidated, affiliated or unitary group that files a consolidated,

combined or unitary income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the relevant group as a whole; and (ii) Tax Benefit Payments, Net Tax Benefit, Cumulative Net Realized Tax Benefit, Realized Tax Benefit, Realized Tax Detriment, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated (or combined or unitary, where applicable) taxable income, gain, loss, deduction and attributes of the relevant group as a whole.

(b) If any entity that is or may be obligated to make a Tax Benefit Payment or Early Termination Payment hereunder, or any entity any portion of the income of which is included in the income of the Corporate Taxpayer’s consolidated, combined, affiliated or unitary group, directly or indirectly transfers (as determined for U.S. federal income tax purposes) one or more assets to a Person classified as a corporation for U.S. income tax purposes with which such entity does not file a consolidated income tax return pursuant to Section 1501 et seq. of the Code (or, for purposes of calculations relating to state or local taxes, a consolidated, combined or unitary income tax return under applicable state or local law), such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and, if applicable, determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred asset, increased by the amount of debt that would increase the transferor’s “amount realized” for U.S. federal income tax purposes in connection with such transfer, in the case of a contribution of an encumbered asset (including an interest in an entity classified for U.S. federal income tax purposes as a partnership which has debt outstanding). For the avoidance of doubt, a transaction treated for U.S. federal income tax purposes as a liquidation into Corporate Taxpayer of one or more of its wholly-owned Subsidiaries or merger of one or more of such entities into one another or Corporate Taxpayer will not cause any such Persons to be treated as having disposed of any of its assets for purposes of this Section 7.10(b). In the event there occurs a transaction described in the preceding sentence, the Tax Benefit Payments and any other amounts due under this Agreement shall be calculated without regard to such transaction.

7.11. Confidentiality. Each LLC Unit Holder and each of its assignees acknowledge and agree that the information of Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters acquired pursuant to this Agreement of Corporate Taxpayer and its Affiliates and successors, learned by the LLC Unit Holder heretofore or hereafter. This Section 7.11 shall not apply to (i) any information that has been made publicly available by Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the LLC Unit Holder in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for the LLC Unit Holder to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns. Notwithstanding anything to the contrary herein or in any other agreement, the LLC Unit Holders and each of their assignees (and each employee, representative or other agent of the LLC Unit Holders or their assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure and any related tax strategies of or relating to Corporate Taxpayer and its Affiliates, the LLC Unit Holder or assignee, and any of their transactions or agreements, and all materials of any kind (including opinions or other tax analyses) that are provided to the LLC Unit Holder or assignee relating to such tax treatment and tax structure and any related tax strategies.

If the LLC Unit Holder or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.11, Corporate Taxpayer and its Affiliates shall have the right and remedy to have the provisions of this Section 7.11 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Corporate Taxpayer or its Affiliates and the accounts and funds managed by Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

7.12. Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, an LLC Unit Holder reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such LLC Unit Holder (or direct or indirect equity holders in such LLC Unit Holder) upon the IPO, Recapitalization or any Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or could have other material adverse tax consequences to the LLC Unit Holder or any direct or indirect owner of the LLC Unit Holder, then at the election of the LLC Unit Holder and to the extent specified by the LLC Unit Holder, this Agreement shall cease to have further effect with respect to such LLC Unit Holder and shall for clarity not apply to an Exchange by such LLC Unit Holder occurring after a date specified by the LLC Unit Holder.

7.13. Independent Nature of LLC Unit Holders’ Rights and Obligations. The rights and obligations of each LLC Unit Holder hereunder are independent of the rights and obligations of any other LLC Unit Holder hereunder. No LLC Unit Holder shall be responsible in any way for the performance of the obligations of any other LLC Unit Holder hereunder, nor shall any LLC Unit Holder have the right to enforce the rights or obligations of any other LLC Unit Holder hereunder. The obligations of each LLC Unit Holder hereunder are solely for the benefit of, and shall be enforceable solely by, Corporate Taxpayer. The decision of each LLC Unit Holder to enter into this Agreement has been made by such LLC Unit Holder independently of any other LLC Unit Holder. Nothing contained herein or in any other agreement or document delivered at any closing (other than the Limited Liability Company Agreement and any joinder thereto), and no action taken by any LLC Unit Holder pursuant hereto or thereto, shall be deemed to constitute the LLC Unit Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the LLC Unit Holders are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and Corporate Taxpayer acknowledges that the LLC Unit Holders are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

7.14. LLC Agreement. This Agreement shall be treated as part of the partnership agreement of Habit LLC as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

IN WITNESS WHEREOF, Corporate Taxpayer and each LLC Unit Holder have duly executed this Agreement as of the date first written above.

The Habit Restaurants, Inc.

By:
Name:	Russell W. Bendel
Title:	Chief Executive Officer

[Signature Page to Tax Receivable Agreement]

Habit Restaurant Holdings 45, Inc.

By:
Name:	Chris Reilly
Title:

[Signature Page to Tax Receivable Agreement]

Habit Restaurant Holdings 25, Inc.

By:
Name:	Chris Reilly
Title:

[Signature Page to Tax Receivable Agreement]

Habit Restaurant Holdings 15, Inc.

By:
Name:	Chris Reilly
Title:

[Signature Page to Tax Receivable Agreement]

Habit Restaurant Holdings 10, Inc.

By:
Name:	Chris Reilly
Title:

[Signature Page to Tax Receivable Agreement]

Habit Restaurant Holdings 5, Inc.

By:
Name:	Chris Reilly
Title:

[Signature Page to Tax Receivable Agreement]

LLC Unit Holders:	LLC Unit Holders

By:
Name:

[Signature Page to Tax Receivable Agreement]

Exhibit A

Joinder

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), dated as of [                    ], by and among The Habit Restaurants, Inc., a Delaware corporation (“Corporate Taxpayer”), and [                    ] (“Permitted Transferee”).

WHEREAS, on [                    ], the Permitted Transferee acquired (the “Acquisition”) from [                    ] (“Transferor”) the right to receive any and all payments that may become due and payable to Transferor under the Tax Receivable Agreement (as defined below) with respect to LLC Units that have been Exchanged or may in the future be Exchanged in The Habit Restaurants, LLC (the “Applicable Interests”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.5 of the Tax Receivable Agreement (Exchanges), dated as of [                    ], between Corporate Taxpayer and each LLC Unit Holder (as defined therein) (the “Tax Receivable Agreement”);

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Permitted Transferee hereby agrees as follows:

Section 1.1. Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.2. Joinder. Permitted Transferee hereby acknowledges and agrees to become an “LLC Unit Holder” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement with respect to the Applicable Interests.

Section 1.3. Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Section 1.4. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of Delaware (without regard to any choice of law rules thereunder).

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

Annex A

List of LLC Unit Holders

1.	KarpReilly Investments, LLC

2.	KarpReilly HB Co-Invest, LLC

3.	Habit Restaurant Holdings 45, Inc.

4.	Habit Restaurant Holdings 25, Inc.

5.	Habit Restaurant Holdings 15, Inc.

6.	Habit Restaurant Holdings 10, Inc.

7.	Habit Restaurant Holdings 5, Inc.

8.	J.P. Morgan US Direct Corporate Financial Institutional Investors III LLC

9.	522 5th Avenue Fund, L.P.

10.	Reichard Bros. Enterprises, Inc.

11.	Habit Founders, LLC

12.	Fresh Concepts, LLC

13.	Axiom Partners LLC

14.	Russell Bendel

15.	Ira Fils

16.	Anthony Serritella

17.	Certain Employees